Exhibit 99.1

[LOGO OF AMD] NEWS RELEASE

[LOGO OF FUJITSU]

AMD Contact:

Tim Martin

AMD Public Relations

512.602.6047

Email: timothy.martin@amd.com

Mike Haase

Investor Relations

(408) 749-3124

mike.haase@amd.com

Fujitsu Contact:

Yuri Momomoto, Robert Pomeroy

Fujitsu Limited Public & Investor Relations

+81 (0) 3-3215-5236

Press Inquiries: http://pr.fujitsu.com/en/news/pressinquiries.html

AMD AND FUJITSU ANNOUNCE

NEW FLASH MEMORY COMPANY

—New company will contend for leadership in Flash memory market—

SUNNYVALE, CA—MARCH 31, 2003—AMD (NYSE: AMD) and Fujitsu Limited (TSE: 6702, “Fujitsu”) today announced they have executed a Memorandum of Understanding (MOU) to establish a new Flash memory semiconductor company headquartered in Sunnyvale, California. A Japan headquarters will be located in Tokyo. The new company, to be called FASL LLC, will be based on the integration of AMD and Fujitsu’s Flash memory businesses, including their existing joint manufacturing venture, Fujitsu AMD Semiconductor Limited. The new company is expected to begin operations in the third quarter of this year.

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The combination of a customer-centric approach, industry-leading technology expertise, integrated manufacturing, and a streamlined business model is intended to create the pre-eminent global Flash memory provider.

“Customers are looking for a strong, collaborative partner in the Flash memory category, and that’s what we intend to create with this new company,” said Hector Ruiz, AMD president and chief executive officer. “AMD and Fujitsu have a long history of cooperation. Our joint manufacturing venture, which commenced in 1993, has been a model of success for U.S.-Japanese joint ventures. Today we are taking that relationship to the next level. I believe this new flash memory company will have all of the necessary ingredients, including scale of operations and revenues, to contend for market leadership. This is the right move, at the right time, for both our customers and our companies.”

The MOU provides for:

•	AMD to own a 60% interest in the new company and Fujitsu to own a 40% interest; the financial results will be consolidated in AMD’s financial statements
•	Contributions of gross assets with a net book value in excess of $2.5 billion
•	AMD to appoint the CEO of the company, Bertrand Cambou, AMD senior vice president, Memory Group
•	Fujitsu to appoint the first chairman of the board, Masamichi Ogura, Fujitsu corporate senior vice president & group president, Electronic Devices Business Group
•	A board of directors consisting of ten members, six appointed by AMD and four appointed by Fujitsu
•	A marketing arrangement whereby the new company will sell Flash memory products through AMD and Fujitsu and their respective sales forces, under a product brand name to be announced by the start of operations of the new company
•	An initial global workforce of approximately 7,000.

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AMD expects to contribute its:

•	Flash memory group
•	Fab 25 in Austin, Texas
•	Research and development center known as the Submicron Development Center (SDC) in Sunnyvale, California
•	Final Flash memory assembly and test operations in Thailand, Malaysia, and China

Fujitsu plans to contribute its:

•	Flash memory business division
•	Fujitsu Microelectronics (Malaysia) (FMM) final assembly and test operations

Fujitsu and AMD plan to jointly contribute:

•	The ongoing 50-50 manufacturing joint venture Fujitsu AMD Semiconductor Limited (FASL) located in Aizu-Wakamatsu, Japan

“We expect this new company to be a more formidable competitor in the Flash memory business,” said Masamichi Ogura, Fujitsu Limited corporate senior vice president and group president of Fujitsu’s Electronic Devices Business Group. “By joining together in a more comprehensive alliance, we can improve our market position through consolidated research and development efforts, as well as benefit from greater access to each other’s technology and manufacturing expertise. Both AMD and Fujitsu share a common goal to make FASL a market leader in the Flash memory business and today’s MOU is an important step towards reaching that goal.”

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CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks that could cause actual results to differ materially from current expectations. Risks include the possibility that the transaction might not be implemented because the memorandum of understanding is non-binding and is subject to the execution of definitive documents and regulatory approvals, the possibility that the new combined company will not be successful because of problems integrating the operations and employees of the two companies or in achieving the efficiencies and other advantages intended by the transaction, and the possibility that global business and economic conditions will worsen resulting in lower than currently expected demand for Flash memory products. We urge investors to review in detail the other risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the report on Form 10-K for the year ended December 29, 2002.

About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Fortune 500 and Standard & Poor’s 500 company, produces microprocessors, Flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of approximately $2.7 billion in 2002. (NYSE: AMD).

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AMD on the Web

For more information about AMD products, please visit our virtual pressroom at www.amd.com/news/virtualpress/index.html. Additional press releases and information about AMD and its products are available at www.amd.com/news/news.html.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

About Fujitsu Limited

Fujitsu is a leading provider of customer-focused IT and communications solutions for the global marketplace. Pace-setting technologies, high-reliability/performance computing and telecommunications platforms, and a worldwide corps of systems and services experts make Fujitsu uniquely positioned to unleash the infinite possibilities of the broadband Internet to help its customers succeed. Headquartered in Tokyo, Fujitsu Limited (TSE:6702) reported consolidated revenues of 5 trillion yen (about US$38 billion) for the fiscal year ended March 31, 2002.

For more information, please see: http://www.fujitsu.com/